Exhibit 10.19(a)
WELLTOWER INC.

2022 OUTPERFORMANCE PROGRAM
1.Purpose. This 2022 Outperformance Program (the “Program”) is adopted under the terms of the Welltower Inc. 2016 Long-Term Incentive Plan (the “Equity Plan”) and is intended to provide an incentive for the achievement of the strategic transformation of Welltower Inc. (the “Company”) and to tie the goals and interests of the Company’s senior executives to those of the Company and its stockholders. The Program is for the benefit of Participants (as defined below).
2.Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Equity Plan. In addition, as used herein:
“Absolute TSR Override Goal” means achievement by the Company of Total Shareholder Return for the Performance Period calculated on an annual compounded basis, which for the entire four-year Performance Period is equal to a compounded annual growth rate of at least 10%.
“Absolute TSR Threshold Goal” means achievement by the Company of Total Shareholder Return for the Performance Period calculated on an annual compounded basis, which for the entire four-year Performance Period is equal to a compounded annual growth rate of at least 5%.
“All REIT Index” means the MSCI US REIT Index.
“Annualized TSR Percentage” means (1 + TSR)^(1/4) - 1.
“Award” means a grant to a Participant of restricted stock units with vesting contingent upon the achievement of the Threshold Goals and then based on the level of achievement of performance goals at the end of the Performance Period as set forth in Exhibit A, subject to the Participant’s continuous employment with the Company throughout the entire Performance Period.
“Award Notice” means the award agreement with a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in the Program, including, without limitation and as may be applicable, the payout levels for a Participant’s Award.
“Cause” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Cause” is defined therein, then “Cause” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination or the Participant’s employment agreement does not define “Cause,” then “Cause” shall mean: (i) negligence or willful misconduct by the Participant in connection with the performance of his or her material duties as an employee of the Company or any Subsidiary; (ii) a breach by the Participant of any of his or her material duties as an employee of the Company or any Subsidiary, including but not limited to the provisions of Section 4 herein; (iii) conduct by the Participant against the best interests of the Company or any Subsidiary, including but not limited to a material act of embezzlement or misappropriation of corporate assets, or a material act of statutory or common law fraud against the Company, any Subsidiary or the employees of either the Company or any Subsidiary; (iv) conviction of, or plea of nolo contendere to, any crime that is a felony, involves moral turpitude, or was committed in connection with the performance of Participant’s job responsibilities for the Company; (v) indictment of the Participant of a felony or a misdemeanor involving moral turpitude and such indictment has a material adverse effect on the interests or reputation of the Company or any Subsidiary; (vi) the intentional and willful failure by Participant to substantially perform his or her job responsibilities to the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental disability) after a demand for substantial performance is made by the Company; (vii) the failure by Participant to satisfactorily perform his or her job responsibilities to the Company (other than any such failure resulting from Participant’s incapacity due to physical or mental disability); or (viii) a breach by Participant of any of the Company’s policies and procedures, including but not limited to the Company’s Code of Business Conduct & Ethics.

“Change in Corporate Control” shall have the same meaning as set forth in Section 10.1(a) of the Equity Plan and Section 10.1(c) of the Equity Plan.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Company’s common stock, par value $1.00 per share, either currently existing or authorized hereafter.
“Common Stock Price” means, as of a particular date, the volume weighted average of the Fair Market Value of one share of Common Stock over the 20 consecutive trading days ending on, and including such date (or if such date is not a trading day, the most recent trading day immediately preceding such date); provided that, if such date is the date upon which a Change in Corporate Control occurs, the Common Stock Price as of such date shall be equal to the fair value, as determined by the Compensation Committee, of the total consideration paid or payable in the transaction resulting in the Change in Corporate Control for one share of Common Stock.
“Disability” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “Disability” is defined therein, then “Disability” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company that defines “Disability,” then “Disability” shall have the same meaning as defined in the Equity Plan.
“Dividend Value” means the aggregate amount of dividends and other distributions paid on one Share for which the record date occurred on or after the first day of the Performance Period and prior to the Issuance Date (excluding dividends and distributions paid in the form of additional Shares).
“Earned Award” means, with respect to a Participant and such individual’s Award, the actual number of Shares that are earned by such Participant pursuant to the Program at the end of the Performance Period based on the achievement of the Threshold Goals and the performance goals set forth in Exhibit A.
“Equity Plan” means the Welltower Inc. 2016 Long-Term Incentive Plan, as amended from time to time.
“Fair Market Value” means, as of any given date, the fair market value of a security which shall be the closing sale price reported for such security on the principal stock exchange or, if applicable, any other national exchange on which the security is traded or admitted to trading on such date on which a sale was reported. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“FFO Goal” means an increase of the Company’s funds from operations calculated on an annual compounded basis, which for the entire four-year Performance Period is equal to a compounded annual growth rate of at least 9% when compared to the Company’s funds from operations for the Company’s 2021 fiscal year, as adjusted as specifically set forth in the Company’s quarterly earnings releases but excluding any funding received from the US Department of Health and Human Services. The term “funds from operations” means the Company’s net income attributable to common stockholders, computed in accordance with U.S. Generally Accepted Accounting Principles, excluding gains (or losses) from sales of real estate and impairment of depreciable assets, plus depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.
“Good Reason” for termination of the Participant’s employment for purposes of Section 7 means (a) if the Participant is a party to an employment agreement with the Company immediately prior to such termination, and “good reason” is defined therein, then “Good Reason” shall have the meaning set forth in such employment agreement, or (b) if the Participant is not party to an employment agreement with the Company immediately prior to such termination and/or the Participant’s employment agreement does not define “Good Reason”: (i) a substantial adverse change, not consented to by the Participant, in the nature or scope of the Participant’s responsibilities, authorities, powers, functions, or duties; or (ii) a breach by the Company of any of its material obligations under the Program. Unless otherwise provided in an employment agreement to which the Participant is a party immediately prior to such termination, to constitute “good reason termination,” the Participant must: (1) provide written notice to the Company within 90 days of the initial existence of the event constituting “Good Reason;” (2) may not terminate his or her employment unless the Company fails to substantially remedy the event constituting “Good Reason” within 30 days after such notice has been given; and (3) the Participant must terminate employment with the Company no later than 30 days after the end of the 30-day period in which the Company fails to substantially remedy the event constituting “Good Reason.”

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“Health Care REIT Index” means the FTSE NAREIT Health Care REIT Index as of January 1, 2022 (or a successor index including a comparable universe of publicly traded U.S. real estate investment trusts), in each case adjusted and reweighted to exclude the Company from the index. Any health care REIT organization that is not in existence for the entire Performance Period shall be omitted from this index.
“Index Return” means, with respect to the Performance Period, the return of either the Health Care REIT Index or the All REIT Index, as applicable, over the Performance Period expressed as a percentage. For the avoidance of doubt, the intent of the Compensation Committee is that Index Return over the Performance Period be calculated in a manner designed to produce a fair comparison between the Company’s TSR and the Index Return for the purpose of determining Relative Performance. In the case of the Health Care REIT Index, the Index Return shall be computed as the sum of each component company’s weighted TSR with each component company’s weight as the average of its relative market capitalization at the beginning of the Performance Period.
“Issuance Date” means the date on which the settlement of the Awards in shares of Common Stock occurs.
“Override Goal” means achievement of (i) the Absolute TSR Override Goal and (ii) Relative Performance of at least 150% against each of the All REIT Index and the Health Care REIT Index.
“Participant” means an executive or employee of the Company or any Subsidiary selected by the Compensation Committee to participate in the Program.
“Performance Period” means the period commencing on January 1, 2022 and concluding on December 31, 2025, or such shorter period as may occur in connection with a Change in Corporate Control as described in Section 6.
“Performance Pool” means the number of Shares payable with respect to all Awards under the Program as determined in accordance with Exhibit A.
“Program” means this Welltower Inc. 2022 Outperformance Program, as amended from time to time.
“Qualified Termination” means termination of a Participant’s employment for Good Reason, by reason of the Participant’s death, Disability, by the Company without Cause, Retirement and in the case of a Participant who is party to a fixed-term employment agreement with the Company, a non-renewal by the Company of the term of such agreement.
“Relative Performance” means the Company’s TSR relative to the applicable Index Return, as expressed as an Annualized TSR Percentage.
“Restricted Period” means a period of one year for a Participant holding the title of Senior Vice President or above at the time of termination of employment and a period of six (6) months for a Participant holding the title of Vice President at the time of termination of employment. For any Participant holding a title below the level of Vice President (including but not limited to Assistant Vice President, Director or Manager), there shall be no post-employment Restricted Period.
“Retirement” means the voluntary termination of employment by a Participant after attaining age 55 and completing ten consecutive full years of service; provided, however, that the sum of the Participant’s age and consecutive full years of service to the Company shall be equal to 70 or more; and provided further that the Participant (a) delivers to the Company, so that the Company receives or is deemed to have received in accordance with Section 12(i) at least six months prior to the date of his or her retirement, written notice specifying such retirement date, (b) remains in the continuous service of the Company from the date the written notice is received until his or her retirement date, and (c) enters into a retirement agreement with the Company in such form as shall be determined by the Company from time to time that includes both (i) a customary release of claims covering the Company and its affiliates, and (ii) an affirmation of continued compliance with the non-competition, non-solicitation, non-disparagement and non-disclosure covenants in favor of the Company and related persons as set forth in Section 4.
“Shares” means shares of Common Stock.
“Threshold Goals” means the Absolute TSR Threshold Goal and the FFO Goal.

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“Total Shareholder Return” or “TSR” means for the Common Stock, the total shareholder return (share price appreciation/depreciation during the Performance Period plus the value attributable to reinvested dividends paid on the Shares during the applicable Performance Period). TSR shall be expressed as a percentage. The calculation of TSR will be based on the Common Stock Price as of the first day of the Performance Period and the Common Stock Price as of the last day of the applicable Performance Period. The TSR will be calculated assuming that cash dividends (including extraordinary cash dividends) paid on the Shares are reinvested in additional Shares on the ex-dividend date and that any securities distributed to shareholders in a spinoff transaction are sold and the proceeds reinvested in additional Shares on the ex-dividend date.
3.Administration
(a)The Program shall be administered by the Compensation Committee in accordance with the Equity Plan. The Compensation Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Program and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Program (including the number of Shares issuable to any Participant), provided such determinations are not made in bad faith and are not inconsistent with the terms, purpose and intent of the Program. The Compensation Committee may delegate to one or more officers or employees of the Company some or all of its authority to administer the Program as described in this Section 3, and in the event of such delegation, references to the Compensation Committee in this Section 3 shall apply in the same manner to such delegate or delegates to the extent of such delegated authority. In particular, but without limitation and subject to the foregoing, the Compensation Committee shall have the authority:
(i)to select Participants under the Program in its sole discretion;
(ii)to determine any formula or criteria for the determination of each Participant’s Award and to determine the Earned Award;
(iii)to determine the terms and conditions, consistent with the terms of the Program, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;
(iv)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Program as it shall from time to time deem advisable; and
(v)to interpret the terms and provisions of the Program and any Award granted under the Program (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Program.
(b)Subject to the terms hereof, all decisions made by the Compensation Committee (or any officer or employee of the Company to whom it has delegated some or all of its authority to administer the Program) not made in bad faith pursuant to the Program shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Compensation Committee, and no officer or employee of the Company acting on behalf of the Compensation Committee, shall be personally liable for any action, determination, or interpretation taken or made not in bad faith with respect to the Program, and all members of the Compensation Committee and each and every officer or employee of the Company acting on their behalf shall, to the fullest extent not prohibited by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
4.Conditions of Participation
As a condition of entitlement to participate in the Program, whether or not the Participant receives any payment or other benefit under the Program, each Participant shall comply with the following restrictive covenants.
(a)    Protection of Confidential Information.    Participant, both during employment with the Company and thereafter, shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below) except as may be required for Participant to perform in good faith his or her job responsibilities to the Company while employed by the Company. Upon Participant’s termination of employment, Participant shall return to the Company all Confidential Information and shall not retain any Confidential Information in Participant’s possession that is in written or other tangible form and shall not furnish any such Confidential Information to any third party, except as provided herein. Notwithstanding the foregoing, this Section 4(a) shall not apply to Confidential

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Information that (i) was publicly known at the time of disclosure to Participant, (ii) becomes publicly known or available thereafter other than by any means in violation of this Section 4 or any other duty owed to the Company by Participant, (iii) is lawfully disclosed to Participant by a third party, or (iv) is required to be disclosed by law or by any court, arbitrator or administrative or legislative body with actual or apparent jurisdiction to order Participant to disclose or make accessible any information or is voluntarily disclosed by Participant to law enforcement or other governmental authorities. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As used in this Program, Confidential Information means, without limitation, any non-public confidential or proprietary information disclosed to Participant or known by Participant as a consequence of or through Participant’s relationship with the Company, in any form, including electronic media. Confidential Information also includes, but is not limited to the Company’s business plans and financial information, marketing plans, and business opportunities. Nothing herein shall limit in any way any obligation Participant may have relating to Confidential Information under any other agreement, promise or duty to the Company.
(b)    Non-Competition.    In the course of the performance of Participant’s job responsibilities for the Company, Participant has obtained and will continue to obtain extensive and valuable knowledge and information concerning the Company’s business (including confidential information relating to the Company and its operations, intellectual property, assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Accordingly, during employment with the Company and for the applicable Restricted Period following Participant’s termination of employment, Participant will not engage in any business activities on behalf of any enterprise which competes with the Company or any of its affiliates in the business of (i) ownership or operation of Health Care Facilities; (ii) investment in or lending to Health Care Facilities (including to an owner or developer of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any consulting, advisory, research or planning or development services to Health Care Facilities.
Participant will be deemed to be engaged in such competitive business activities if Participant participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities. If Participant provides services to an enterprise that has some activities that compete with the Company or any of its affiliates in any area described above and other activities that do not compete with the Company or any of its affiliates in any of the areas described above, then so long as Participant provides services exclusively to the portion of such enterprise that does not compete with the Company and its affiliates, Participant will not be deemed to be engaged in a competitive business activity as described in this Section 4(b).
(c)    Non-Solicitation.    During employment with the Company and for one year following the end of Participant’s employment with the Company, Participant, to the fullest extent not prohibited by applicable law, directly or indirectly, individually or on behalf of any other person or entity, including Participant, will not encourage, induce, attempt to induce, recruit, attempt to recruit, solicit or attempt to solicit or participate in any way in hiring or retaining for employment, contractor or consulting opportunities anyone who is employed or providing full-time services as a consultant at that time by the Company or any subsidiary or affiliate of the Company.
(d)    Non-Disparagement.    At all times during and following Participant’s employment with the Company, Participant will not make or direct anyone else to make on Participant’s behalf any disparaging or untruthful remarks or statements, whether oral or written, about the Company, its operations or its products, services, affiliates, officers, directors, employees, or agents, or issue any communication that reflects adversely on or encourages any adverse action against the Company. Participant will not make any direct or indirect written or oral statements to the press, television, radio, on social media or to, on or through other media or other external persons or entities concerning any matters pertaining to the business and affairs of the Company, its affiliates or any of its officers or directors. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process or to law enforcement or other governmental authorities.
(e)    Remedies.    For the avoidance of doubt, any breach of any of the provisions in this Section 4 shall constitute a material breach by Participant. Among the remedies that the Company may pursue in the event that such breach occurs prior to the occurrence of a Change in Corporate Control, an Award (including an Earned Award) granted under this Program and shares of Common Stock issued under this Program to a Participant shall be subject to forfeiture in the event that a Participant breaches any provision of Section 4 herein. Notwithstanding any other provision of this Program, by becoming entitled to receive any payments or other benefits under this Program, Participant is deemed to have agreed that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach by Participant of any of Sections 4(a) through 4(d), inclusive. In the event of any such

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breach or threatened breach, and without relinquishing any other rights or remedies that the Company may have, including but not limited to the forfeiture or repayment by Participant of any payments or benefits otherwise payable or paid to Participant under this Program, the Company may, either with or without pursuing any potential damage remedies and without being required to post a bond, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting Participant from violating this Section 4 and requiring Participant to comply with its provisions. The Company may present this Section 4 to any third party with which Participant may have accepted employment, or otherwise entered into a business relationship, that the Company contends violates this Section 4, if the Company has reason to believe Participant has or may have breached a provision of this Section 4.
5.Determination of Awards. Each Participant’s Award Notice shall specify the size of such Participant’s Award, which shall be expressed as the maximum number of Shares issuable to the Participant as an Earned Award. The formula or criteria to determine the portion of an Award that becomes issuable, if any, as an Earned Award is set forth in on Exhibit A. For performance between two different tiers, the portion of an Award that becomes issuable, if any, as an Earned Award shall be calculated using linear interpolation between tiers. Except as otherwise provided herein, Awards shall be settled in Shares upon satisfaction of the requirements as set forth in Section 8.
6.Change in Corporate Control. In the event that on or prior to December 31, 2025, a Change in Corporate Control occurs, then each outstanding Award held by each Participant remaining employed by the Company through the time of the Change in Corporate Control will be deemed earned as of the date of such Change in Corporate Control in accordance with the computation described in Exhibit A as if the Performance Period ended on the day prior to the consummation of the Change in Corporate Control, except that corporate metrics not tied to TSR (e.g., the FFO Goal) shall be calculated based on the results through the most recent completed fiscal quarter. Notwithstanding any other provision of the Program to the contrary, any Shares issued to satisfy such outstanding Earned Awards as provided in this Section 6 shall be fully vested and nonforfeitable.
7.Termination of Participant’s Employment.
Except as otherwise determined by the Compensation Committee or as provided in Section 6 in the event of the occurrence of a Change in Corporate Control, all Awards held by a Participant shall, without payment of any consideration by the Company, automatically and without notice terminate, be forfeited and be and become null and void in the event such Participant’s employment with the Company and its Subsidiaries terminates for any reason other than a Qualified Termination prior to the end of the Performance Period, and neither the Participant nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such Awards. Upon a Qualified Termination, a prorated portion of the Award of such terminated Participant shall be eligible to vest following the end of the Performance Period and become an Earned Award. Such prorated portion shall be determined by multiplying (i) the number of Shares issuable as an Earned Award following the end of the Performance Period determined in accordance with Section 8 by (ii) a fraction, the numerator of which shall be the number of complete months during which the Participant was an employee of the Company during the Performance Period and the denominator of which shall be 48. A Participant whose employment has terminated on account of a Qualified Termination must continue to comply with all of the restrictive covenants set forth in Section 4 through and including the Issuance Date as a condition precedent for any portion of such Participant’s Award to become an Earned Award, regardless of any time limitations on one or more of such restrictive covenants set forth in Section 4 and notwithstanding the level of achievement of the performance goals set forth in Exhibit A.
8.Payment of Awards.
(a)As soon as practicable following the end of the Performance Period, the Compensation Committee shall determine the amount of each Participant’s Earned Award, if any, with respect to the Performance Period. Subject to (1) a Participant’s continued employment with the Company or a Subsidiary through and including the end of the Performance Period and (2) compliance with all of the restrictive covenants set forth in Section 4 through and including the Issuance Date, the Shares payable with respect to the Earned Award shall be paid out and settled in Shares on the Issuance Date. In no event shall the Issuance Date with respect to the end of the Performance Period be later than March 15, 2026; provided, that in the case of the Performance Period that ends upon a Change in Corporate Control, the Issuance Date shall be no later than immediately prior to the consummation of the Change in Corporate Control.
(b)The Company shall issue to each Participant with regard to a Performance Award a number of Shares as determined in accordance with the other provisions of the Program, including Exhibit A. In addition, on the Issuance Date, the Company shall pay to each Participant (or such Participant’s estate or beneficiary, if applicable) an amount equal to the Dividend Value multiplied by the number of Shares issued at such

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time. Such amount equal to the Dividend Value shall be paid in cash, Shares, other property or a combination of foregoing as may be determined by the Company in its sole discretion.
9.Adjustments. Without duplication with the provisions of Sections 3 and 11 of the Equity Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of Shares, sale of all or substantially all of the assets or Shares of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, or other similar change in the capital structure of the Company, or any distribution to holders of Shares other than ordinary cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Compensation Committee necessitates action by way of adjusting the terms of the Program, then and in that event, the Compensation Committee shall take such action as shall be necessary to maintain the Participants’ rights hereunder so that they are substantially the same rights existing under the Program prior to such event.
10.Restrictions and Conditions; Non-Transferability of Awards. Subject to the provisions of the Equity Plan and the Program, except as may otherwise be permitted by the Compensation Committee, a Participant shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of all or any portion of an Award; provided that the foregoing restriction shall not apply to Shares actually issued to a Participant.
11.Withholding of Tax. Unless otherwise agreed to between the Company and a Participant, the Company will cause the required minimum tax withholding obligation (or such other rate that will not cause an adverse accounting consequence or cost) to be satisfied by withholding a number of Shares to be issued to a Participant with an aggregate Fair Market Value that would satisfy the withholding amount due. The Company’s obligation to deliver stock certificates (or evidence of book entry) to any Participant is subject to and conditioned on tax withholding obligations being satisfied by such Participant or through the Company’s exercise of its authority. The Compensation Committee expressly provides that the required minimum tax withholding obligation (or such other rate that will not cause an adverse accounting consequence or cost) of an Award granted to a Participant who is an officer within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, shall be satisfied by withholding a number of Shares to be issued to the Participant with an aggregate Fair Market Value that satisfies the withholding amount due.
12.Miscellaneous.
(a)Amendment and Termination. The Company reserves the right to amend or terminate the Program at any time in its discretion without the consent of any Participant, but no such amendment shall adversely affect the rights of the Participants with regard to outstanding Awards in any material respect.
(b)No Contract for Continuing Services. The Program shall not be construed as creating any contract for continued services between the Company or any of its Subsidiaries and any Participant, and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its Subsidiaries or to receive any future awards or benefits under the Equity Plan.
(c)Governing Law. The Program and each Award Notice awarded under the Program shall be construed in accordance with and governed the laws of the State of Ohio, without regard to principles of conflict of laws of such state; provided, however, that matters of corporate law, including the issuance of Shares, shall be governed by the General Corporation Law of the State of Delaware.
(d)Arbitration.    All claims, disputes, questions, or controversies arising out of or relating to the Program, will be resolved exclusively in final and binding arbitration held under the auspices of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in accordance with JAMS then current Employment Arbitration Rules and Procedures, or successor rules then in effect. The arbitration will be held in New York, New York, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Participant and the Company will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by the Program, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of Ohio, or federal law, if Ohio law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. Participant and the Company will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim(s) in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be

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entered in any court of competent jurisdiction. The Company will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any), provided, however, that the arbitrator may award attorney’s fees and costs to the prevailing party, except as prohibited by law. If the Company is the prevailing party, the arbitration may award some or all of the costs for the arbitrator’s fees and/or other administrative fees to the fullest extent not prohibited by law. The existence and subject matter of all arbitration proceedings, including, any settlements or awards thereunder, shall remain confidential.
(e)Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(f)Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of the Program, the text shall control.
(g)Effect on Other Plans. Nothing in the Program shall be construed to limit the rights of Participants under the Company’s or its Subsidiaries’ benefit plans, programs or policies.
(h)Clawback Policy. All Awards granted under the Program shall be subject to forfeiture (as determined by the Compensation Committee) in accordance with the terms of the Company’s clawback or recoupment policy (as in effect from time to time).
(i)Notices. Any notice provided for under the Program shall be in writing and may be delivered in person or sent by overnight courier, certified mail, or registered mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as such party may designate in writing from time to time):
If to the Company: Welltower Inc., 4500 Dorr Street, Toledo, OH 43615 Attention: General Counsel
If to a Participant, at the address on file with the Company’s Human Resources Department.
The actual date of mailing, as shown by a mailing receipt therefor, shall determine the time at which notice was given. Any Participant may change the address at which notice shall be given by notifying the Company in the manner set forth in this Section 12(i). The Company may change the address at which notice shall be given by notifying each Participant in the manner set forth in this Section 12(i).
    (j)    Section 409A.

(1)    The Program is intended to comply with Section 409A of the Code (“Code Section 409A”) and will be interpreted in a manner intended to comply with Code Section 409A. Any provision that would cause the Program or any payment hereunder to fail to satisfy Code Section 409A of the Code shall have no force or effect until amended to the minimum extent required to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits that may be considered to be subject to Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Program, references to a “retirement,” “termination,” “termination of employment” or like terms shall mean such a “separation from service”.
(2)    Any payment scheduled to be made under the Program that may be considered made under a “nonqualified deferred compensation plan” subject to Code Section 409A (after taking into account all exclusions applicable to such payments or benefits under Code Section 409A), that are otherwise due on or within the six-month period following termination of employment will accrue during such six-month period and will instead become payable in a lump sum payment on the first business day period following such six-month period. Furthermore, notwithstanding any contrary provision herein, if any other payments of money or other benefits due to a Participant under this Agreement could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

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(3)     Notwithstanding any contrary provision herein, a Participant’s right to any payment (including each installment payment) under the Program shall be treated as a “separate payment” within the meaning of Code Section 409A.
END OF PROGRAM DOCUMENT

Exhibit A

The size of the Performance Pool shall be equal to that number of Shares with an aggregate Common Stock Price equal to $80 million on January 17, 2022, rounded to the next higher even number of whole Shares, which resulted in a total Performance Pool in the amount of 938,088 Shares. Of that total, 50% ($40 million) shall be allocated to a sub-pool for Relative Performance to the Health Care REIT Index and 50% ($40 million) shall be allocated to a sub-pool for Relative Performance to the All REIT Index. The number of Shares placed subject to an individual Award shall be determined by dividing the maximum dollar value of such Award by the Common Stock Price on the date of grant of such Award and rounding to the closest whole Share and 50/50 allocation to each index shall be applied to each Award.
In order for any portion of an Award to become an Earned Award under the Program, both of the Threshold Goals must be achieved or exceeded for the Performance Period.
In the event that both of the Threshold Goals are achieved or exceeded for the Performance Period, then the number of shares of Common Stock subject to Awards issuable as Earned Awards shall be determined based on the achievement of Relative Performance in accordance with the table immediately below. Upon the certification by the Compensation Committee of the levels of Relative Performance against the Health Care REIT Index and the All REIT Index, such relative levels shall be applied to each then outstanding Award in the same proportions.

	Threshold Performance Relative Performance of 100%	Midlevel Performance Relative Performance of 150%	Maximum Performance Relative Performance of 200%
Relative Performance to Health Care REIT Index
Performance Pool Funding	$0	$20,000,000	$40,000,000
Number of Shares Payable as Earned Awards	0	234,522	469,044
Relative Performance to All REIT Index
Performance Pool Funding	$0	$20,000,000	$40,000,000
Number of Shares Payable as Earned Awards	0	234,522	469,044

1.For performance between two different tiers, the amount of the “Performance Pool Funding” and “Number of Shares payable as Earned Awards” shall be calculated using linear interpolation between tiers.

2.The Performance Pool Funding dollar amounts are determined as of the time of the inception of the Program and then converted into shares of Common Stock based on the Common Stock Price on January 17, 2022.

3.Notwithstanding the foregoing, achievement of the Override Goal shall result in the “Number of Shares Payable as Earned Awards” being determined assuming the maximum size for both sub-pools of the Performance Pool for purposes of “Performance Pool Funding” and a Relative Performance of 200%.

4.Other conditions for an Award to become an Earned Award are set forth in the Program.

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